EXHIBIT 99.1

Press Release

RELM Wireless Reports 2006 Year-End and Fourth Quarter Results

Total Sales Up 13.8% and P25 Digital Sales Up 44% Year-Over-Year

Cash and Cash Equivalents Increased 151% Year-Over-Year

Fifteenth Consecutive Profitable Quarter

WEST MELBOURNE, FL, March 7, 2007 - RELM Wireless Corporation (Amex: RWC - News) today announced its financial and operating results for the year and fourth quarter ended December 31, 2006.

For the year ended December 31, 2006, sales increased approximately 14% to $32.4 million, compared to $28.5 million for 2005.  This growth was the result of increased sales of digital APCO Project 25 products to government and public safety customers.  Pretax income for the year, excluding the impact of $0.8 million in non-cash stock-based compensation expense, increased 22.2% ($1.2 million) to $6.7 million, compared to $5.5 million for 2005.  Non-cash stock-based compensation expense was not recognized for the prior year.  Including non-cash stock-based compensation expense, 2006 pretax income was $5.9 million.

Net income for 2006 was $3.4 million, or $0.26 per basic share and $0.24 per fully diluted share, compared to net income of $10.3 million, or $0.79 per basic share and $0.75 per fully diluted share for 2005.  For the year ended December 31, 2006, net income was impacted by tax expense of approximately $2.5 million, which was largely non-cash due to the utilization of net operating loss (NOL) carry-forwards.  The Company recognized a tax benefit of approximately $4.8 million for the prior year; a comparative expense increase between the years of approximately $7.3 million.  The prior year’s tax benefit was derived from the Company’s recognition of its deferred tax assets.

Gross margins for 2006 improved to 53.9% compared to 51.5% for the prior year; reflecting sales growth of high-specification P25 digital products.  Selling, general and administrative (SG&A) expenses as a percentage of sales were 36.6% ($11.9 million) for 2006 compared to 32.1% ($9.2 million) last year, driven by non-cash stock-based compensation expense, as well as increased investment in engineering / product development and selling / marketing initiatives.  No stock-based compensation expense was recognized in the prior year.

For the fourth quarter ended December 31, 2006, sales were $7.5 million compared to $9.0 million for the same quarter last year.  During the fourth quarter last year the company realized approximately $2.4 million in sales to certain government agencies, which were not replicated in the fourth quarter 2006.  Fourth quarter sales other than those related to these agencies increased approximately 15.2% ($1.0 million) compared to the fourth quarter of the prior year.

Pretax income for the fourth quarter was $1.1 million, compared to pretax income of $2.3 million for the same period last year.  Net income for the fourth quarter was approximately $0.4 million, or $0.03 per basic share and fully diluted share, compared to net income of approximately $8.3 million, or $0.63 per basic share and $0.58 per fully diluted share, for the same quarter last year.  For the fourth quarter ended December 31, 2006, the Company incurred tax expense of approximately $0.7 million, which was largely non-cash due to the utilization of NOL carry-

forwards.  For the same quarter last year the Company recognized a tax benefit of approximately $5.9 million; a comparative expense increase between the quarters of approximately $6.6 million.  The prior year’s tax benefit was derived from the Company’s recognition of its deferred tax assets.

Gross margins for the fourth quarter ended December 31, 2006 were 49.1% compared to 53.4% for the same quarter last year; a reflection of the changes in total sales and mix of products in sales between the quarters.  For the fourth quarter 2006, SG&A expenses returned to more normalized levels, totaling approximately $2.7 million (36.2% of sales) compared to $2.5 million (27.4% of sales) for the same quarter last year.

Cash and cash equivalents at December 31, 2006 totaled approximately $13.3 million, an increase of $8.0 million (151%) and $3.4 million (34%) from December 31, 2005 and September 30, 2006, respectively.

RELM President and Chief Executive Officer David Storey commented, “In 2006 RELM Wireless executed well in our key performance criteria – sales growth, gross margins, P25 product mix and operating income.  For the year, sales grew almost 14%, which exceeds published growth rates for the industry.  Sales of our high-specification APCO Project 25 digital products in 2006 increased over 44% from 2005.  We continued to expand our gross margins in 2006.  Also, excluding the impact of non-cash stock-based compensation that was recognized in 2006 but not in 2005, pretax income increased over 22% year-over-year.  We believe these metrics reflect the continued progress and momentum in executing our strategic vision first initiated in 2000, indicating sustained, consistent success and financial strength over time.”

Mr. Storey concluded, “In 2006, continuing a trend of recent years, we once again introduced a number of new products.  I am particularly pleased with the continued success of our P25 initiatives.  From both a development and sales perspective, RELM Wireless made considerable progress in 2006.  During the year, we introduced a number of P25 products that included important features and functionality that have enabled us to increase our addressable market.  Furthermore, we made new penetration with several federal and state government agencies, including Homeland Security.  In 2007 and beyond, we expect to introduce additional P25 products that we believe will enhance our competitive position.”

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift towards interoperability has gained momentum as a result of the recent communications failures during the Oklahoma City bombings, 9/11 attacks and more recently Hurricane Katrina.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless

For 60 years, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery.  Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Sales, net	$7,489	$8,969	$32,445	$28,519

Costs & Expenses:
Cost of Products (Includes non-cash share-based employee compensation expense of $203 for the twelve months ended December 31, 2006)	3,812	4,178	14,968	13,844
Selling, General and Administrative Expenses (Includes non-cash share-based employee compensation expense of $624 for the twelve months ended December 31, 2006)	2,709	2,460	11,869	9,151
Total Costs & Expenses	6,521	6,638	26,837	22,995

Operating Income	968	2,331	5,608	5,524

Other Income (Expense):
Interest Expense	(1)	(12)	(21)	(41)
Interest Income	124	0	306	0
Other Income	4	15	32	44

Pretax Income	1,095	2,334	5,925	5,527

Income Tax Expense	681	(5,948)	2,498	(4,765)

Net Income	$414	$8,282	$3,427	$10,292

Earnings per share – basic	$0.03	$0.63	$0.26	$0.79

Earnings per share - diluted	$0.03	$0.58	$0.24	$0.75

Weighted Average Common Shares Outstanding, Basic	13,330	13,123	13,278	13,036
Weighted Average Common Shares Outstanding, Diluted	14,229	14,172	14,196	13,718

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash & Cash Equivalents	$13,266	$5,283
Trade Accounts Receivable, net	3,565	5,504
Inventories, net	7,440	7,091
Deferred tax assets, net	3,490	3,783
Prepaid Expenses & Other Current Assets	841	470
Total Current Assets	28,602	22,131

Property, Plant and Equipment, Net	913	1,220
Deferred tax assets, net	5,360	7,407
Other Assets	431	358

Total Assets	$35,306	$31,116

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,172	$1,520
Accrued compensation and related taxes	1,234	1,280
Accrued warranty expense	205	153
Accrued other expenses and other current liabilities	394	345
Total Current Liabilities	3,005	3,298

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,341,661 and 13,135,324 issued and outstanding shares at December 31, 2006 and
December 31, 2005, respectively.	8,004	7,878
Additional paid-in capital	23,641	22,711
Accumulated earnings (deficit)	656	(2,771)
Total Stockholders' Equity	32,301	27,818

Total Liabilities and Stockholders' Equity	$35,306	$31,116

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Source:  RELM Wireless Corporation